EXHIBIT 23(b)

ERNST & YOUNG         Nationsbank Plaza                   Phone (615) 252-2000
                      414 Union Street, Suite 2100
                      Nashville, Tennessee  37219-1779

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Incorporation by Reference," "Selected Financial Information," and "Experts" in the Registration Statement (Form S-3) and related Prospectus of American General Finance Corporation for the registration of $2,000,000,000 of Debt Securities and Warrants to purchase Debt Securities and to the incorporation by reference therein of our report dated February 14, 1994, with respect to the consolidated financial statements of American General Finance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                                         Ernst & Young LLP

October 6, 1994